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                                                                 Exhibit 5.1

                           Jones, Day, Reavis & Pogue
                                 77 West Wacker
                                   Suite 3500
                            Chicago, Illinois 60601
                                 (312) 782-3939





                                January 21, 1999


ABC Rail Products Corporation
200 South Michigan Avenue
Suite 1300
Chicago, Illinois 60604

Ladies and Gentlemen:

     We have acted as your counsel in connection with the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated December 10, 1998, among ABC Rail Products Corporation, a Delaware corporation (the "Company"), ABCR Acquisition Sub, Inc., a Delaware corporation ("Acquisition") and NACO, Inc., a Delaware corporation ("NACO") pursuant to which Acquisition will be merged with and into NACO with NACO as the surviving corporation (the "Merger"). Pursuant to the Merger, all issued and outstanding shares of common stock, par value $.01 per share, of NACO (the "NACO Shares") will be exchanged for 9,380,140 shares (the "Shares") of common stock, par value $.01 per share, of the Company; provided that holders of NACO Shares will receive cash in lieu of fractional shares. Capitalized terms used herein but not otherwise defined have the meanings assigned to them in the Merger Agreement.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon and upon the assumptions identified herein, and subject to the qualifications set forth herein, we are of the opinion that the Shares are duly authorized and, when issued at the Effective Time in accordance with the Merger Agreement and upon completion of the requisite filing contemplated by the General Corporation Law of the State of Delaware, will be validly issued, fully paid and nonassessable.

     In rendering the opinion expressed above, we have assumed that the NACO Shares to be converted into the Shares are duly authorized, validly issued, fully paid and nonassessable.

     With respect to all of the documents reviewed by us in connection with this opinion, we have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents



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submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. In rendering the opinion set forth above, we have relied as to factual matters upon information obtained from the Company and NACO (and their respective officers and representatives) and public officials.

     We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement on Form S-4 (the "Registration Statement") filed by you to effect the registration under the Securities Act of 1933, as amended, of the Shares and to the reference to our firm under the heading "Legal Matters" in the Proxy Statement Prospectus comprising a part of the Registration Statement.


                              Very truly yours,


                              /s/ Jones, Day, Reavis & Pogue



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